Exhibit 10.1

Execution Version

Exchange Agreement

October 22, 2021

Esperion Therapeutics, Inc.

4.00% Convertible Senior Subordinated Notes due 2025

Each undersigned investor (each, an “Exchanging Investor”), hereby agrees to exchange, with Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), certain 4.00% Convertible Senior Subordinated Notes due 2025, CUSIP 29664W AA3 (the “Notes”) for shares (“Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to this exchange agreement (this “Agreement”). Each Exchanging Investor understands that the exchange (the “Exchange”) is being made without registration of the offer or sale of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), or any securities laws of any state of the United States or of any other jurisdiction pursuant to Section 4(a)(2) of the Securities Act, and that each Exchanging Investor participating in the Exchange is required to be an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that is also a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act. Capitalized terms used but not defined in this Agreement have the respective meanings set forth in the indenture, dated as of November 16, 2020 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”) relating to the Notes.

1.                   Exchange. On the basis of the representations, warranties and agreements herein contained and subject to the terms and conditions herein set forth, each Exchanging Investor hereby agrees, severally and not jointly, to exchange an aggregate principal amount of the Notes set forth on Exhibit A hereto (the “Exchanged Notes”) for a number of Shares equal to the Exchanged Shares for such Exchanging Investor (calculated in accordance with this Section 1) (the “Exchange Consideration”); as adjusted in good faith by the Company for the following events occurring on or after the date hereof and prior to the Closing Date (as defined below): any stock dividend, stock split, stock combination, reclassification and/or any transaction for which the Conversion Price (as defined in the Indenture) of the Notes would be adjusted pursuant to the Indenture; provided that the number of Shares to be exchanged for the Exchanged Notes shall be rounded down to the nearest whole share for each Exchanging Investor. Notwithstanding the foregoing, in no event will the Exchange Consideration per $1,000 principal amount of Exchanged Notes exceed 113.76 Shares.

For the avoidance of doubt and notwithstanding anything to the contrary in the Indenture, the Company does not intend to make the regular payment of interest in respect of the Exchanged Notes on the November 15, 2021 Interest Payment Date and each Exchanging Investor shall not be entitled to receive such interest payment with respect to the Exchanged Notes held by the Exchanging Investor as of the corresponding Regular Record Date. To the extent an Exchanging Investor receives the payment of any such interest through the Depositary, the Exchanging Investor shall promptly return it to the Company. In the event that the Closing Date occurs after November 3, 2021 (such later date, the “Delayed Closing Date”) solely as a result of the Company failing to deliver the Exchange Consideration when required pursuant to the terms of this Agreement, and not as a result of an Exchanging Investor failing to comply with its obligations under this Agreement, each Exchanging Investor shall be entitled to receive a separate cash payment equal to the accrued and unpaid interest on the Exchanged Notes to, but excluding, the Delayed Closing Date in accordance with payment instructions to be provided by each Exchanging Investor.

The Exchanged Shares shall be calculated in accordance with the following definitions in this Section 1:

“Bond Reference Price” means $638.67.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Daily Exchange Price” means the sum of (i) the product of (A) the difference between (a) the applicable Daily Reference Price during the VWAP Period and (b) Share Reference Price, multiplied by (B) the Existing Conversion Ratio, multiplied by (C) the Hedge Ratio, plus (ii) the Bond Reference Price, such resulting amount of clauses (i) and (ii) then divided by 5.

“Daily Exchange Ratio” means the quotient resulting from (i) the applicable Daily Exchange Price for the applicable Trading Day during the VWAP Period, divided by (ii) the Daily Reference Price for such trading day during the VWAP Period.

“Daily Reference Price” means the greater of (i) the Daily VWAP and (ii) $5.62.

“Daily VWAP” means, for each Trading Day (as defined below) in the VWAP Period (as defined below), the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ESPR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session up to and including the final closing print (which is indicated by Condition Code “6” in Bloomberg) on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Exchange Ratio” means the sum of each Daily Exchange Ratio during the VWAP Period.

“Exchanged Shares” means the product of (i) the principal amount of the Exchanged Notes for each Exchanging Investor divided by 1,000, and (ii) the Exchange Ratio.

“Existing Conversion Ratio” means 30.2151.

“Hedge Ratio” means 85%.

“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day (as defined in the Indenture) for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts traded on any U.S. exchange relating to the Common Stock.

“Share Reference Price” means $9.55.

“VWAP Period” means the period of five (5) consecutive Trading Days beginning on and including the Trading Day immediately following the date of this Agreement.

“Trading Day” means a day on which (a) there is no Market Disruption Event and (b) trading in the Common Stock generally occurs on The Nasdaq Global Market (the “Securities Exchange”) or, if the Common Stock is not then listed on the Securities Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.

Each Exchanging Investor agrees that it shall not deliver a Notice of Conversion or Fundamental Change Repurchase Notice with respect to any Exchanged Notes and each Exchanging Investor shall hold the Exchanged Notes until the Closing (as defined below). In consideration for the performance of their respective obligations hereunder (including as described in the immediately preceding sentence), the Company agrees to deliver the Exchange Consideration on the Closing Date (as defined below) to each Exchanging Investor in exchange for its Exchanged Notes.

The Exchange shall occur in accordance with the procedures set forth in Exhibit B.2 hereto (the “Exchange Procedures”); provided that each of the Company and the Exchanging Investors acknowledge that the delivery of the Shares to the Exchanging Investors may be delayed due to procedures and mechanics within the system of The Depository Trust Company (“DTC”) or other events beyond the Company’s control and that such a delay will not be a default under this Agreement so long as (i) the Company is using its reasonable best efforts to effect the issuance of the Shares and any such delay does not exceed five (5) Business Days after the Closing Date (provided that if such time limit is exceeded, the Exchanging Investors may terminate this agreement by written notice to the Company), or (ii) such delay arises due to a failure by Investor to deliver valid settlement instructions in accordance with Section 3(s); provided, further, that no delivery of Shares will be made until the Exchanged Notes have been properly submitted for exchange in accordance with the Exchange Procedures and no accrued interest will be payable by reason of any delay in making such delivery.

The closing of the Exchange (the “Closing”) shall take place remotely via the exchange of documents and signatures at 10:00 a.m., New York City time, on November 3, 2021 (the “Closing Date”), or at such other time and place as the Company and the Exchanging Investors may mutually agree. On the Closing Date, subject to satisfaction of the conditions precedent specified herein and the prior receipt by the Company from the Exchanging Investors of the Exchanged Notes, the Company shall deliver the Shares to the DTC account specified by each Exchanging Investor in Exhibit B.1. All questions as to the validity and acceptance of the Exchanged Notes and the Exchange Consideration will be determined by the Company, in its reasonable discretion, which determination shall be final and binding. Subject to the terms and conditions of this Agreement and on and after the Closing, each Exchanging Investor hereby, severally and not jointly, (a) waives any and all other rights with respect to such Exchanged Notes and (b) releases and discharges the Company from any and all claims the undersigned and its Accounts may now have, or may have in the future, arising out of, or related to, such Exchanged Notes.

2.                   Representations and Warranties and Covenants of the Company. As of the date hereof and the Closing Date, the Company represents and warrants to, and covenants with, the Exchanging Investors that (and all such covenants, representations and warranties shall survive the Closing):

(a)                   The Company and each of its subsidiaries have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization (to the extent such concepts are applicable under such laws of such jurisdiction), are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification (to the extent such concepts are applicable under such laws of such jurisdiction), and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing (to the extent such concepts are applicable under such laws of such jurisdiction) or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, management, financial position or results of operations of the Company and its subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement (a “Material Adverse Effect”). The Company has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Exchange contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity is required on the part of the Company or any of its subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Exchange, except as may be required under any applicable state securities laws or that may be made or obtained after the Closing without penalty.

(b)                   This Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, re-organization, moratorium or similar laws affecting or relating to enforcement of creditors’ rights generally or by equitable principles relating to enforceability, including principles of equity, commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity) (collectively, the “Enforceability Exceptions”).

(c)                   This Agreement and consummation of the Exchange will not violate, conflict with or result in a breach of or default under (i) the charter or bylaws of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets or subsidiaries are bound, or (iii) assuming the truth and accuracy of the representations and warranties and compliance with the covenants of each Exchanging Investor herein, any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company and its subsidiaries, except in the case of clauses (ii) or (iii), where such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(d)                   When issued, delivered and paid for in the manner set forth in this Agreement, the Shares will (i) be validly issued, fully paid and non-assessable, (ii) be free and clear of any Liens (as defined in Section 3(c) below), and (iii) will not be subject to any preemptive, participation, rights of first refusal or other similar rights under the General Corporation Law of the State of Delaware or any agreement to which the Company is a party (other than any such rights that will be waived prior to the Closing). Assuming the accuracy of each Exchanging Investor’s representations and warranties hereunder, the Shares (a) will be issued in the Exchange in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, (b) will be issued in CUSIP No. 29664W 105, (c) will be issued in compliance with all applicable securities laws, and at the Closing, be free of any restrictive legend and, except to the extent “current public information” (as defined in Rule 144, “Current Public Information”) with respect to the Company is not available prior to November 18, 2021, any restrictions on transfer under Rule 144 promulgated under the Securities Act (“Rule 144”).

(e)                   The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby does not require the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental authority, non-governmental regulatory authorities (including Nasdaq, other than the filing with Nasdaq of a Listing of Additional Shares Notification Form, which the Company will so file prior to the issuance of Shares on the Closing Date to the extent required), except as may be required under any state or federal securities laws or that may be made or obtained after the Closing without penalty.

(f)                    From January 1, 2021 to the date of this Agreement, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or timely filed notifications of late filings for any of the foregoing (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements of Regulations S-X and have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)                   Without the prior written consent of each Exchanging Investor (unless such disclosure is required by applicable law, rule, regulation or legal process based on advice of counsel), the Company shall not disclose (i) the name of any Exchanging Investor in any filing or announcement or (ii) any information regarding an Exchanging Investor’s holdings of securities of the Company or transactions in any securities of the Company at one of its prime brokers to any of such Exchanging Investor’s other prime brokers or to any other person (other than the Company’s counsel, agents or representatives).

(h)                   There is no action, lawsuit, arbitration, claim or proceeding pending or, to the knowledge of the Company, threatened, against the Company that would reasonably be expected to impede the consummation of the Exchange.

(i)                    The Company agrees that it shall, upon request, execute and deliver any additional documents deemed by the Trustee to be reasonably necessary to complete the Exchange.

(j)                    The Company hereby agrees to publicly disclose on or before 8:30 a.m., New York City time, on the first Business Day after the date hereof (the “Disclosure Time”), the exchange of the Exchanged Notes as contemplated by this Agreement in a press release or a Current Report on Form 8-K. The Company hereby acknowledges and agrees that any such press release or Current Report on Form 8-K will disclose all confidential information communicated by the Company to any Exchanging Investor or their respective affiliates or management company in connection with the Exchange to the extent the Company believes such confidential information constitutes material non-public information, if any, with respect to the Exchange or otherwise. The Company agrees that any confidentiality or other obligations undertaken by any Exchanging Investor or any of their respective affiliates or management company under the wall cross email between any Exchanging Investor or any of their respective affiliates or management company and the Placement Agent (defined below) or any other agreement between the Company (and/or any of its representatives) and any Exchanging Investor or any of their respective affiliates or management company under shall terminate at the Disclosure Time or when the Company issues the press release or Current Report on Form 8-K referenced above (whichever is earlier).

(k)                   The Company understands that each Exchanging Investor and others will rely upon the truth and accuracy of the foregoing representations, warranties and covenants and agrees that if any of the representations and warranties deemed to have been made by it are no longer accurate, the Company shall promptly notify each Exchanging Investor prior to the Closing. The Company understands that, unless the Company notifies each Exchanging Investor in writing to the contrary before the Closing, each of the Company’s representations and warranties contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing.

3.                   Representations and Warranties and Covenants of each Exchanging Investor. As of the date hereof and as of the Closing Date (except as otherwise set forth below), each Exchanging Investor hereby, severally and not jointly, represents and warrants to, and covenants with, the Company that (and all such covenants, representations and warranties shall survive the Closing):

(a)                   The Exchanging Investor is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b)                   The Exchanging Investor has all requisite corporate (or other applicable entity) power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms hereof and the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Exchanging Investor and constitutes the legal, valid and binding obligation of the Exchanging Investor, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)                   The Exchanging Investor is the current sole beneficial owner, and as of the Closing will be the sole legal and beneficial owner, of the Exchanged Notes set forth on Exhibit A attached to this Agreement. When the Exchanged Notes are exchanged, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, mortgages, pledges, security interests, restrictions, charges, encumbrances or adverse claims, rights or proxies of any kind (“Liens”). The Exchanging Investor has not, and prior to the Closing, will not have, in whole or in part, other than pledges or security interests that the Exchanging Investor may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker, (x) assigned, transferred, hypothecated, pledged, exchanged, submitted for conversion pursuant to the Indenture or otherwise disposed of any of its Exchanged Notes (other than to the Company pursuant hereto), or (y) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Exchanged Notes.

(d)                   The execution, delivery and performance of this Agreement by the Exchanging Investor and compliance by the Exchanging Investor with all provisions hereof and the consummation of the transactions contemplated hereby, including the Exchange, will not (i) require any consent, approval, authorization or other order of, or qualification with, any court or governmental body or agency (except as may be required under the securities or Blue Sky laws of the various states), (ii) constitute a breach or violation of any of the terms or provisions of, or result in a default under, (x) the organizational documents of any of the Exchanging Investor or (y) any indenture, loan agreement, mortgage, lease or other agreement or instrument to which the Exchanging Investors is a party or by which such Exchanging Investor is bound, or (iii) violate or conflict with any applicable law or any rule, regulation, judgment, decision, order or decree of any court or any governmental body or agency having jurisdiction over the Exchanging Investor, except in the case of clauses (ii)(y) or (iii), where such violations, conflicts, breaches or defaults would not, individually or in the aggregate, materially impair the ability of the Exchanging Investor to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(e)                   The Exchanging Investor will comply with all applicable laws and regulations in effect necessary for such Exchanging Investor to consummate the transactions contemplated hereby and obtain any consent, approval or permission required for the transactions contemplated hereby and the laws and regulations of any jurisdiction to which the Exchanging Investor is subject, and the Company shall have no responsibility therefor.

(f)                    The Exchanging Investor acknowledges that no person has been authorized to give any information or to make any representation or warranty concerning the Company or the Exchange other than the information set forth herein in connection with the Exchanging Investor’s examination of the Company and the terms of the Exchange and the Shares, and the Company does not take, and J. Wood Capital Advisors LLC (the “Placement Agent”) does not take any responsibility for, and neither the Company nor the Placement Agent can provide any assurance as to the reliability of, any other information that others may provide to the Exchanging Investor.

(g)                   The Exchanging Investor has such knowledge, skill and experience in business, financial and investment matters so that it is capable of evaluating the merits and risks with respect to the Exchange and an investment in the Shares. With the assistance of the Exchanging Investor’s own professional advisors, to the extent that the Exchanging Investor has deemed appropriate, such Exchanging Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Shares and the consequences of the Exchange and this Agreement and the Exchanging Investor has made its own independent decision that the investment in the Shares is suitable and appropriate for the Exchanging Investor. The Exchanging Investor has considered the suitability of the Shares as an investment in light of the Exchanging Investor’s circumstances and financial condition and is able to bear the risks associated with an investment in the Shares.

(h)                   The Exchanging Investor confirms that it is not relying on any communication (written or oral) of the Company, the Placement Agent or any of their respective affiliates or representatives as investment advice or as a recommendation to acquire the Shares in the Exchange. It is understood that information provided by the Company, the Placement Agent or any of their respective affiliates and representatives shall not be considered investment advice or a recommendation to participate in the Exchange, and that none of the Company, the Placement Agent or any of their respective affiliates or representatives is acting or has acted as an advisor to the Exchanging Investor in deciding to participate in the Exchange.

(i)                    The Exchanging Investor confirms that the Company has not (i) given the Exchanging Investor any guarantee, representation or warranty as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Shares or (ii) except as provided in Section 2(a)-(d), made any representation or warranty to the Exchanging Investor regarding the legality of an investment in the Shares under applicable legal investment or similar laws or regulations. The Exchanging Investor confirms that it is not relying and has not relied, upon any statement, advice (whether accounting, tax, financial legal or other), representation or warranty by the Company or any of its affiliates or representatives, including, without limitation, the Placement Agent, except for the representations and warranties made by the Company in this Exchange Agreement, and that the Exchanging Investor has made its own independent decision that the investment in the Shares is suitable and appropriate for the Exchanging Investor.

(j)                    The Exchanging Investor is familiar with the business and financial condition and operations of the Company, and such Exchanging Investor has had the opportunity to conduct its own investigation of the Company and the Shares. The Exchanging Investor has had access to the SEC filings of the Company and such other information concerning the Company and the Shares as it deems necessary to enable it to make an informed investment decision concerning the Exchange. The Exchanging Investor has been offered the opportunity to ask such questions of the Company and its representatives and received answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the Exchange.

(k)                   The Exchanging Investor is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, a “qualified institutional buyer” as defined in Rule 144A under the Securities Act and an “institutional account” as defined in Financial Industry Regulatory Authority Rule 4512(c). The Exchanging Investor agrees to furnish any additional information regarding such Exchanging Investor reasonably requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the Exchange.

(l)                    The Exchanging Investor is not, and has not been during the consecutive three month period preceding the date hereof and as of the Closing, will not be, a director, officer or “affiliate” within the meaning of Rule 144 (an “Affiliate”) of the Company. During the preceding twelve (12) months, the Exchanging Investor has not acquired any of the Exchanged Notes, directly or indirectly, from any person known by the Exchanging Investor to be an Affiliate of the Company.

(m)                 The Exchanging Investor is not directly, or indirectly through one or more intermediaries, controlling or controlled by, or under direct or indirect common control with, the Company.

(n)                   The Exchanging Investor is acquiring the Shares solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Shares (except as permitted by Rule 144). The Exchanging Investor understands that the offer and sale of the Shares have not been registered under the Securities Act or any state securities laws and are being issued without registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act, which exemption depends in part upon the investment intent of the Exchanging Investor and the accuracy of the other representations and warranties made by the Exchanging Investor in this Agreement. The Exchanging Investor understand that the Company is relying upon the representations, warranties and agreements contained in this Agreement (and any supplemental information provided to the Company by the Exchanging Investor) for the purpose of determining whether this transaction meets the requirements for such exemption(s) and to issue the Shares without legends as set forth herein.

(o)                   The Exchanging Investor acknowledges that the terms of the Exchange have been mutually negotiated between the Exchanging Investor and the Company. The Exchanging Investor was given a meaningful opportunity to negotiate the terms of the Exchange.

(p)                   The Exchanging Investor acknowledges that it had a sufficient amount of time to consider whether to participate in the Exchange and that neither the Company nor the Placement Agent has placed any pressure on the Exchanging Investor to respond to the opportunity to participate in the Exchange. The Exchanging Investor acknowledges that it did not become aware of the Exchange through any form of general solicitation or advertising within the meaning of Rule 502 under the Securities Act or otherwise through a “public offering” under Section 4(a)(2) of the Securities Act.

(q)                   The Exchanging Investor understands that the Company intends to pay the Placement Agent a fee in respect of the Exchange.

(r)                    The Exchanging Investor will, upon request, execute and deliver any additional documents deemed by the Company and the Trustee or the transfer agent to be reasonably necessary to complete the transactions contemplated by this Agreement.

(s)                    No later than two (2) Business Day after the date hereof, the Exchanging Investor agrees to deliver to the Company settlement instructions substantially in the form of Exhibit B.1 attached to this Agreement.

(t)                    The Exchanging Investor has not disclosed, and will not disclose, to any third party (other than the Exchanging Investor’s counsel, agents or representatives) any information regarding the Exchange, and has not transacted, and will not transact in any securities of the Company, including, but not limited to, any hedging transactions, from the time the Exchanging Investor or any of its affiliates or management company accepted the terms of the wall cross email sent by the Placement Agent with respect to the transactions contemplated by this Agreement until the Disclosure Time. Solely for purposes of this Section 3(t), subject to the Exchanging Investor’s compliance with its obligations under the U.S. federal securities laws and the Exchanging Investor’s internal policies, (a) “Exchanging Investor” shall not be deemed to include any employees, subsidiaries, desks, groups or Affiliates of the Exchanging Investor that are effectively walled off by appropriate “Fire Wall” information barriers approved by the Exchanging Investor’s legal or compliance department (and thus such walled off parties have not been privy to any information concerning the Exchange), and (b) the foregoing representations, warranties and covenants of this Section 3(t) shall not apply to any transaction by or on behalf of any account or investor that was effected without the advice or participation of, or such account’s or investor’s receipt of information regarding the Exchange provided by, the Exchanging Investor.

(u)                   The Exchanging Investor understands that the Company, the Placement Agent and others will rely upon the truth and accuracy of the foregoing representations, warranties and covenants and agrees that if any of the representations and warranties deemed to have been made the Exchanging Investor are no longer accurate, the Exchanging Investor shall promptly notify the Company and the Placement Agent prior to the Closing. The Exchanging Investor understands that, unless it notifies the Company in writing to the contrary before the Closing, each of the Exchanging Investor’s representations and warranties contained in this Agreement will be deemed to have been reaffirmed and confirmed as of the Closing.

(v)                   The Exchanging Investor acknowledges and agrees that the Placement Agent has not acted as a financial advisor or fiduciary to the Exchanging Investor and that the Placement Agent and its directors, officers, employees, representatives and controlling persons have no responsibility for making, and have not made, any independent investigation of the information contained herein or in the Company’s SEC filings and make no representation or warranty to the Exchanging Investor, express or implied, with respect to the Company, the Exchanged Notes or the Shares or the accuracy, completeness or adequacy of the information provided to the Exchanging Investor or any other publicly available information, nor shall any of the foregoing persons be liable for any loss or damages of any kind resulting from the use of the information contained therein or otherwise supplied to the Exchanging Investor.

(w)                 The Exchanging Investor understands that no federal, state, local or foreign agency has passed upon the merits or risks of an investment in the Shares or made any finding or determination concerning the fairness or advisability of this investment.

(x)                   The Exchanging Investor is a resident of the jurisdiction set forth on Exhibit B.1 attached to this Agreement.

(y)                   The Company and its agents shall be entitled to deduct and withhold from any consideration payable or deliverable pursuant to this Agreement such amounts as may be required (as determined by the Company in good faith) to be deducted or withheld under applicable law. Without limiting the generality of the foregoing, in the event that the Exchanging Investor (i) is a “United States person” (as defined in Section 7701(a) of the Internal Revenue Code of 1986, as amended (the “Code”)), such Exchanging Investor shall deliver to the Company, at least two (2) business days prior to Closing, an accurately completed and duly executed IRS Form W-9 certifying that such Exchanging Investor is exempt from backup withholding or (ii) is not a “United States person” (as defined in Section 7701(a) of the Code), such Exchanging Investor shall deliver to the Company, at least two (2) business days prior to Closing, either (A) in the case of such a Exchanging Investor which is the beneficial owner of the Exchange Consideration, (x) a completed and duly executed IRS Form W-8BEN or W-8BEN-E, as applicable, and (y) a Form of Tax Certificate, substantially in the form of Exhibit C or (B) in the case of such a Exchanging Investor which is not the beneficial owner of the Exchange Consideration, (x) a completed and duly executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or an IRS Form W-9, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or an IRS Form W-9, and (b) a Form of Tax Certificate, substantially in the form of Exhibit C. To the extent any amounts are withheld and remitted to the appropriate taxing authority (including, for the avoidance of doubt, due to the failure of the Exchanging Investor to comply with the obligations set forth in this Section 3(y)), such amounts shall be treated for all purposes of this Agreement as having been paid to the Exchanging Investor to whom such amounts otherwise would have been paid. If the Exchanging Investor fails to provide the properly completed tax forms under this Section 3(y), the Company’s sole remedy shall be to withhold taxes or other amounts under applicable law in connection with any payment or delivery made to the Exchanging Investor under this Agreement. Any forms, certificates and other documents required to be delivered to the Company pursuant to this Section 3(y) shall be delivered via electronic mail to each of the individuals named below at the address indicated next to such individual’s name at least two (2) business days prior to Closing:

•	Richard B. Bartram ([***])
•	Daniel Hazen ([***])
•	Audrey Andison ([***])
•	Nicole Daley ([***])
•	James P. Barri ([***])
•	Kim de Glossop ([***])

The Exchanging Investor acknowledges that if it does not timely deliver correct and complete tax forms as described in this Section 3(y) to the Company, the Company may be required to withhold for taxes under applicable law.

(z)                   The Exchanging Investor agrees that it shall not commence any unwind or termination of any hedge positions in respect of the Notes in the form of equity swaps or similar over-the-counter equity derivatives relating to the Shares with any book-runner for the Notes, or any affiliate of the foregoing, until a date that is no earlier than April 1, 2022.

(aa)                The Exchanging Investor agrees that if the Company provides notice to the Exchanging Investor that it has reasonably determined that Current Public Information with respect to the Company is not available, the Investor and each Exchanging Investor will not sell the Exchange Consideration pursuant to Rule 144 prior to the earlier of (i) November 18, 2021 and (ii) the time the Company provides notice to the Investor that it has reasonably determined that Current Public Information with respect to the Company is available.

(bb)               Concurrently with the Closing, the Exchanging Investor agrees to suppress (through the Depositary’s CA Web Service) the interest payment in respect of its Exchanged Notes that would otherwise be due on the November 15, 2021 Interest Payment Date.

4.                   Conditions to Obligations of the Exchanging Investors and the Company. The obligations of the each of the Exchanging Investors and of the Company under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions precedent: (a) the representations and warranties of the Company contained in Section 2 hereof (with respect to Exchanging Investors) and of each Exchanging Investor contained in Section 3 hereof (with respect to the Company) shall be true and correct as of the Closing in all respects with the same effect as though such representations and warranties had been made as of the Closing and (b) no provision of any applicable law or any judgment, ruling, order, writ, injunction, award or decree of any governmental authority shall be in effect prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

5.                   Right of First Refusal; Most Favored Nation. Following the execution of this Agreement, the Company may contemplate entering into separate agreements with other investors (the “Additional Investors”) for the exchange of additional Notes for Common Stock on terms similar to those herein (the “Additional Investor Agreements”). The Company hereby covenants and agrees that it shall not enter into any Additional Investor Agreement without first offering the Exchanging Investors the right of first refusal to exchange additional Notes held by the Exchanging Investors in an aggregate principal amount equal to the additional Notes proposed to be exchanged pursuant to the Additional Investor Agreements. The right of first refusal shall terminate upon the earlier to occur of (a) the date that is forty-five (45) calendar days after the Closing Date and (b) the date upon which the Exchanging Investors have exchanged or agreed to exchange in the aggregate $45.09 million principal amount of Notes (inclusive of the Exchanged Notes) for cash, shares of Common Stock or a combination thereof from the Company. If an Exchanging Investor fails to accept an offer within five (5) Business Days after the receipt of a notice containing the material terms of a proposed exchange of additional Notes, then such Exchanging Investor shall have no further claim or right with respect to the proposed exchange transaction contained in such notice, however, for the avoidance of doubt, the preferential right herein shall continue to apply to future Additional Investor Agreements. If, however, the terms of such proposed exchange transaction are subsequently modified with respect to any material term (which, for the avoidance of doubt, shall include any modification with respect to the economic terms of the proposed exchange transaction), the preferential right referred to herein shall apply to such modified proposed exchange transaction as if the original proposal had not been contemplated. The failure of an Exchanging Investor to exercise its preferential right with respect to any particular proposed exchange transaction shall not affect its preferential rights relative to future proposals.

6.                   Waiver, Amendment. Neither this Agreement nor any provisions hereof or thereof shall be modified, changed or discharged, except by an instrument in writing, signed by the Company and each Exchanging Investor.

7.                   Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or any Exchanging Investor without the prior written consent of the other.

8.                   Waiver of Jury Trial. EACH OF THE COMPANY AND EACH EXCHANGING INVESTOR HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

9.                   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s rules concerning conflicts of laws that might provide for any other choice of law.

10.               Submission to Jurisdiction. The Company and each Exchanging Investor: (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted exclusively in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York; (b) waives any objection that it may now or hereafter have to the venue of any such suit, action or proceeding; and (c) irrevocably consents to the jurisdiction of the aforesaid courts in any such suit, action or proceeding. The Company and each Exchanging Investor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

11.               Venue. The Company and each Exchanging Investor irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10. The Company and each Exchanging Investor irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.               Service of Process. The Company and each Exchanging Investor irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Agreement will affect the right of the Company or any Exchanging Investor to serve process in any other manner permitted by law.

13.               Notices. All notices and other communications to the Company provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally, sent by prepaid overnight courier (providing written proof of delivery) or sent by confirmed facsimile transmission or electronic mail and will be deemed given on the date so delivered (or, if such day is not a Business Day, on the first subsequent Business Day) to the following addresses, or in the case of an Exchanging Investor, the address provided on Exhibit B.1 attached to this Agreement (or such other address as the Company or an Exchanging Investor shall have specified by notice in writing to the other):

If to the Company: Esperion Therapeutics, Inc. 3891 Ranchero Drive, Suite 150 Ann Arbor, MI 48108 Attention: Chief Financial Officer Email: [***]
with a copy to (which shall not constitute notice): Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: James P. Barri Email: [***]

14.               Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Company, the Exchanging Investors and their respective heirs, legal representatives, successors and assigns. This Agreement constitutes the entire agreement between the Company and each Exchanging Investor with respect to the subject matters hereof. This Agreement may be executed by one or more of the parties hereto in any number of separate counterparts (including by facsimile or other electronic means, including telecopy, email or otherwise), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.               Notification of Changes. After the date of this Agreement, the Company and each Exchanging Investor hereby covenants and agrees to notify the other upon the occurrence of any event prior to the Closing of the Exchange pursuant to this Agreement that would cause any representation, warranty or covenant of the Company or any Exchanging Investor, as the case may be, contained in this Agreement to be false or incorrect.

16.               Reliance by the Placement Agent. The Placement Agent may rely on each representation and warranty of the Company and each Exchanging Investor made herein or pursuant to the terms hereof with the same force and effect as if such representation or warranty were made directly to the Placement Agent. The Placement Agent shall be a third-party beneficiary of this Agreement to the extent provided in this Section 16.

17.               Severability. If any term or provision of this Agreement (in whole or in part) is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

18.               Survival. The representations and warranties of the Company and each Exchanging Investor contained in this Agreement shall survive the consummation of the transactions contemplated hereby.

19.               Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned (a) by mutual agreement of the Company and each Exchanging Investor in writing or (b) by either the Company or the Exchanging Investors if the conditions to such parties’ obligations set forth herein have not been satisfied (unless waived by the party entitled to the benefit thereof), and the Closing has not occurred on or before November 15, 2021 without liability of either the Company or the Exchanging Investors, as the case may be; provided that neither the Company nor the Exchanging Investors shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of the failure of the Company or the Exchanging Investors, as the case may be, to have performed their respective obligations hereunder. Except as provided above, if this Agreement is terminated and the transactions contemplated hereby are not concluded as described above, this Agreement will become void and of no further force and effect.

20.               Section and Other Headings. The section and other headings contained in Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

ESPERION THERAPEUTICS, Inc.

By	/s/ Sheldon L. Koenig
Name:	Sheldon L. Koenig
Title:	President and Chief Executive Officer

[Signature Page to Exchange Agreement]

Please confirm that the foregoing correctly sets forth the agreement between the Company and each Exchanging Investor by signing in the space provided below for that purpose.

AGREED AND ACCEPTED:

Exchanging Investors:
HIGHBRIDGE TACTICAL CREDIT MASTER FUND, L.P.
By: Highbridge Capital Management, LLC, as Trading Manager

By	/s/ Jonathan Segal

Name:	Jonathan Segal
Title:	Managing Director

HIGHBRIDGE CONVERTIBLE DISLOCATION FUND, L.P.
By: Highbridge Capital Management, LLC, as Trading Manager

By	/s/ Jonathan Segal

Name:	Jonathan Segal
Title:	Managing Director

[Signature Page to Exchange Agreement]

EXHIBIT A

Exchanging Investor Information

EXHIBIT B.1

Exchanging Investor:

Investor Address:

Telephone:

Country of Residence:

Taxpayer Identification Number:

Account for Notes:

DTC Participant Number:
DTC Participant Name:
DTC Participant Phone Number:
DTC Participant Contact Email:
FFC Account #:
Account # at Bank/Broker:

Account for Shares (if different from Notes):

DTC Participant Number:
DTC Participant Name:
DTC Participant Phone Number:
DTC Participant Contact Email:
FFC Account #:
Account # at Bank/Broker:

B.1-1

EXHIBIT B.2

Exchange Procedures

NOTICE TO INVESTOR

These are the Exchange Procedures for the settlement of the exchange of 4.00% Convertible Senior Subordinated Notes due 2025, CUSIP 29664W AA3 (the “Exchanged Notes”) of Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), for the Shares to be issued as Exchange Consideration (as defined in and pursuant to the Agreement between you and the Company), which is expected to occur on or about November 3, 2021. To ensure timely settlement for the Exchange Consideration, please follow the instructions as set forth below.

These instructions supersede any prior instructions you received. Your failure to comply with these instructions may delay your receipt of the Exchange Consideration.

If you have any questions, please contact Yun Xie of J. Wood Capital Advisors LLC at [***].

To deliver Exchanged Notes:

You must direct the eligible DTC participant through which you hold a beneficial interest in the Exchanged Notes to post on November 3, 2021, no later than 9:00 a.m., New York City time, one-sided withdrawal instructions through DTC via DWAC for the aggregate principal amount of Exchanged Notes set forth on Exhibit A of the Agreement to be exchanged for Shares.

To receive Exchange Consideration:

In addition to delivering the Exchanged Notes as set forth above, you must also direct the eligible DTC participant to post on November 3, 2021, no later than 9:00 a.m., New York City time, one-sided deposit instructions through DTC via DWAC for the aggregate number of Shares to be received in exchange for the Exchanged Notes.

Computershare Trust Company, N.A. is the Transfer Agent and Registrar for the Common Stock.

Closing: On November 3, 2021, after the Company receives your Exchanged Notes and your delivery instructions as set forth above, and subject to the satisfaction of the conditions to Closing as set forth in your Exchange Agreement, the Company will deliver the Exchange Consideration in respect of the Exchanged Notes in accordance with the delivery instructions above.

B.2-1

EXHIBIT C

PORTFOLIO INTEREST TAX CERTIFICATE

Reference is made to the Exchange Agreement, dated as of October 22, 2021 (the “Agreement”), by and among Esperion Therapeutics, Inc., a Delaware corporation (the “Company”) and the Exchanging Investors party thereto. Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement. [●] (“Non-U.S. Holder”) is providing this certificate pursuant to Section 3(y) of the Agreement. The Non-U.S. Holder hereby represents and warrants that:

1.	The Non-U.S. Holder is not a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), is the sole record and beneficial owner of the Exchanged Notes in respect of which it is providing this certificate and has furnished the Company with either (x) an IRS Form W-8BEN or W-8BEN-E or (y) an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E.

2.	The Non-U.S. Holder: (a) is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, (b) is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and (c) has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.	The Non-U.S. Holder is not a “10-percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code.

4.	The Non-U.S. Holder is not a “controlled foreign corporation” receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

5.	The Non-U.S. Holder’s office address is the address set forth in the applicable IRS Form W-8 provided to the Company by the Non-U.S. Holder.

6.	The Non-U.S. Holder shall promptly notify the Company in writing in accordance with the Agreement if any of the representations and warranties made herein are no longer true and correct.

For purposes of the foregoing representations numbered 2, 3 and 4, if the Non-U.S. Holder provided the Company with an IRS Form W-8IMY, then references to the “Non-U.S. Holder” shall be deemed to also include the Non-U.S. Holder’s direct or indirect partners/members.

C-1

EXHIBIT C

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. HOLDER]

By:

Name:
Title:

Date:	,

C-2